[LOGO] KPMG

P.O. BOX 31002
ST. PETERSBURG, FL 33731-8902

P.O. BOX 1439
TAMPA, FL 33601-1439


                                                                      Exhibit 16


May 29, 2001



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for FloridaFirst Bancorp, Inc. and subsidiary and, under the date of November 3, 2000, except as to note 15 which is as of December 21, 2000, we reported on the consolidated financial statements of FloridaFirst Bancorp and subsidiary as of and for the years ended September 30, 2000 and 1999. On May 22, 2001, our appointment as principal accountants was terminated. We have read FloridaFirst Bancorp, Inc.'s statements included under
Item 4 of its Form 8-K dated May 22, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with FloridaFirst Bancorp, Inc.'s statement that the change was recommended by the audit committee and approved by the board of directors and that the firm of Hacker, Johnson & Smith PA was selected by the board of directors.

Very truly yours,

/s/ KPMG LLP



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